EXHIBIT 10.9

THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
2003 YEAR-END OPTION AWARD

     This Award Agreement sets forth the terms and conditions of the 2003 year-end award (this “Award”) of Nonqualified Stock Options (“2003 Year-End Options”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

     1.     The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

     2.     Award. The Award Statement delivered to you sets forth (i) the Date of Grant of the 2003 Year-End Options, (ii) the number of 2003 Year-End Options and (iii) the Exercise Price of each 2003 Year-End Option. Until shares of Common Stock (“Shares”) are delivered to you pursuant to Paragraph 7 after you exercise your 2003 Year-End Options, you have no rights as a shareholder of GS Inc. THIS AWARD IS CONDITIONED ON YOUR SIGNING THE RELATED SIGNATURE CARD AND RETURNING IT TO GS INC. BY THE DATE SPECIFIED ON THE SIGNATURE CARD, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 13. BY SIGNING AND RETURNING THE RELATED SIGNATURE CARD (WHICH, AMONG OTHER THINGS, OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 7 IF YOU HAVE NOT DONE SO ALREADY), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

     3.     Expiration Date. The Expiration Date for your 2003 Year-End Options is November 29, 2013 (in New York). Notwithstanding anything to the contrary in this Award Agreement, but subject to earlier termination as provided in this Award Agreement or otherwise in accordance with the Plan, on the Expiration Date all of your then Outstanding 2003 Year-End Options shall terminate.

     4.     Vesting.

     (a)  In General. Except as provided below in Paragraphs 4(b), 4(c) and 4(d), on each Vesting Date you shall become Vested in the number or percentage of your then Outstanding 2003 Year-End Options as specified next to such Vesting Date on the Award Statement (subject to rounding to avoid becoming vested in fractional 2003 Year-End Options). While continued active Employment is not required in order for your Outstanding Vested 2003 Year-End Options to become exercisable, all other conditions of this Award Agreement shall continue to apply to such Vested 2003 Year-End Options, and failure to meet such terms and conditions may result in the termination of this Award.

     (b)  Death. Notwithstanding any other provision of this Award Agreement, if you die prior to an applicable Vesting Date, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, any such 2003 Year-End Options that were Outstanding but that had not yet become Vested immediately prior to your death shall become Vested, but all other conditions of this Award Agreement thereafter shall apply to the representative of your estate.

     (c)  Extended Absence, Retirement and Downsizing.

     (i)  Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 5(c), in the event of the termination of your Employment by reason of Extended Absence or Retirement (determined as described in Section 1.2.19 of the Plan), the condition set forth in Paragraph 5(a) shall be waived with respect to any 2003 Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such 2003 Year-End Options shall become Vested), but all other conditions of this Award Agreement shall continue to apply.

     (ii)  Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 5(a) shall be waived with respect to your 2003 Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such 2003 Year-End Options shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”

     (d)  Change in Control. Notwithstanding any other provision of this Award Agreement, if there is a Change in Control and your Employment terminates as described in Paragraph 6(d), the condition set forth in Paragraph 5(a) shall be waived with respect to any 2003 Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such 2003 Year-End Options shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply.

     5.     Termination of 2003 Year-End Options Upon Certain Events.

     (a)  Unless the Committee determines otherwise, and except as provided in Paragraphs 4(b), 4(c) and 4(d), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your 2003 Year-End Options that were Outstanding but had not yet become Vested immediately prior to your termination of Employment immediately shall terminate.

     (b)  Unless the Committee determines otherwise, all of your Outstanding 2003 Year-End Options (whether or not Vested) immediately shall terminate if at any time prior to the date you exercise such 2003 Year-End Options:

     (i)  you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph  13 or Section 3.17 of the Plan;

     (ii)  any event that constitutes Cause has occurred;

     (iii)  you in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client or (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise; or

     (iv)  you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By exercising any 2003 Year-End Option under this Award Agreement, or by accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all of the terms and conditions of the Plan and this Award Agreement.

     (c)  Without limiting the application of Paragraph 5(b), your Outstanding 2003 Year-End Options that become Vested in accordance with Paragraph 4(c)(i) immediately shall terminate if, prior to the original Vesting Date with respect to such 2003 Year-End Options, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 5(c) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

     6.     Exercisability of Vested 2003 Year-End Options.

     (a)  In General. Only 2003 Year-End Options that are Outstanding and Vested can be exercised. Outstanding Vested 2003 Year-End Options must be exercised in accordance with procedures established by the Committee from time to time but, subject to Paragraph 6(d), not earlier than the Initial Exercise Date. The Initial Exercise Date for your 2003 Year-End Options shall be a date specified by the Committee that is not more than thirty (30) Business Days after the date listed on the Award Statement as the Initial Exercise Date, if the date listed as the Initial Exercise Date on the Award Statement is during a Window Period or, if the date listed on the Award Statement is not during a Window Period, on a date specified by the Committee that is not more than 30 Business Days after the first Trading Day of the first Window Period that begins thereafter. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. The Committee may from time to time prescribe periods during which the Vested 2003 Year-End Options shall not be exercisable. In addition, the exercise procedures established by the Committee may require you to take specific steps in order to exercise your 2003 Year-End Options within a minimum time prior to the effective date of exercise.

     (b)  Death. Notwithstanding any other provision of this Award Agreement, if you die and, at the time of your death, you have any Outstanding 2003 Year-End Options, such Outstanding 2003 Year-End Options (i) shall be exercisable by the representative of your estate in accordance with Paragraph 6(a) beginning on the later of (x) the Initial Exercise Date and (y) a date that is as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and (ii) unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.

     (c)  Other Terminations of Employment. Subject to Paragraphs 5(b) and 5(c), upon the termination of your Employment for any reason (other than death or Cause), your then Outstanding Vested 2003 Year-End Options shall be exercisable in accordance with Paragraph 6(a) beginning on the Initial Exercise Date and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.

     (d)  Change in Control. Notwithstanding anything to the contrary in this Award Agreement, if a Change in Control shall occur, and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, as provided in Paragraph 4(d), all of your 2003 Year-End Options that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment, shall become Vested, and all of your Outstanding Vested 2003 Year-End Options shall become exercisable and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.

     7.     Delivery. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, including, without limitation, Paragraphs 10 and 11, after receipt of payment of the Exercise Price in respect of a 2003 Year-End Option, a Share shall be delivered by book-entry credit to the Custody Account maintained by you. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees”

within the meaning of Section 162(m) of the Code, then you shall be subject to the provisions of Section 3.21.1 of the Plan, as a result of which delivery of your Shares may be delayed. In accordance with Section 1.3.2(h) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable upon the exercise of all or any portion of your 2003 Year-End Options, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.

     8.     Repayment. The provisions of Section 2.3.5 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied) shall apply to this Award.

     9.     Non-transferability. Except as may otherwise be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 9 or Section 3.5 of the Plan shall be void.

     10.     Withholding, Consents, Transactions Involving Common Stock and Legends.

     (a)  The delivery of Shares upon exercise of your 2003 Year-End Options is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan.

     (b)  If you are or become a Managing Director, your rights in respect of your 2003 Year-End Options are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

     (c)  Your rights in respect of your 2003 Year-End Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

     (d)  You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

     (e)  You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares, hedging or pledging Shares and equity-based compensation or other awards, and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your 2003 Year-End Options in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Award, including without limitation, such brokerage costs or other fees or expenses in connection with the exercise of your 2003 Year-End Options or the sale of Shares delivered to you hereunder.

     (f)  GS Inc. may affix to Certificates representing Shares issued upon exercise of your 2003 Year-End Options any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

     11.     Right of Offset. The obligation to deliver Shares upon exercise of your 2003 Year-End Options is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

     12.     Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

     13.     Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

     14.     Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     15.     Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name: Henry M. Paulson, Jr.
Title: Chairman and Chief Executive Officer

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